UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 5, 2016, Royal Gold, Inc. (“RGI” or the “Company”) and its wholly-owned subsidiary, RGLD Gold AG (“RGLD”), entered into a binding Commitment Letter (the “Commitment Letter”) with Centerra Gold Inc. (“Centerra”) setting forth the terms and conditions of a future amendment to the Mount Milligan streaming agreement (the “Streaming Agreement”) among RGLD, Terrane Metals Corp. (“Terrane”), the Company and Thompson Creek Metals Company Inc. (“Thompson Creek”) in connection with the acquisition by Centerra of Thompson Creek by Plan of Arrangement under the Arrangement Agreement executed between Centerra and Thompson Creek as announced on July 5, 2016 (the “Acquisition”). The obligation of RGLD, RGI, Terrane and Thompson Creek to amend the Streaming Agreement is subject to the consummation of the Acquisition and other customary conditions set forth in the Commitment Letter. Under the Commitment Letter, RGI also agreed to an exclusivity arrangement with Centerra that prohibits RGI from negotiating and entering into any agreement with any person (other than Centerra) relating to Terrane and Thompson Creek’s obligations under the Streaming Agreement (including any amendments to, or termination of, the Streaming Agreement) until the earliest of (i) the closing or abandonment of the Acquisition, (ii) the date, if any, on which shareholders of Thompson Creek decline to approve the Acquisition or (iii) November 30, 2016.

Pursuant to the terms of the Commitment Letter, RGI and Centerra have agreed to amend the Streaming Agreement, effective on the closing of the Acquisition, as follows:

•	The existing 52.25% gold streaming interest will be amended to 35.0%;
•	RGLD will obtain a 18.75% copper streaming interest at Mount Milligan at a price equal to 15% of the spot price for each metric tonne of copper delivered;
•	The existing restriction of $400 million on senior secured debt covered by the Mount Milligan assets will be extended until RGLD receives the full return of its $781.5 million deposit (the “Payment Deposit”);
•	Until RGLD has received the full return of the Payment Deposit and an additional 35,000 metric tonnes of copper, Terrane will maintain a leverage ratio of total consolidated indebtedness to its earnings before interest, taxes, depreciation and amortization of no greater than 3:1 (including intercompany debt that ranks parri passu with or in priority to the Streaming Agreement);
•	Upon the occurrence and during the pendency of an event of default by Terrane or Thompson Creek under the Streaming Agreement, Terrane will not make distributions of cash or property to any of its affiliates; and
•	RGLD will enter into an intercreditor agreement with lenders providing financing to Centerra in connection with the Acquisition, pursuant to which RGLD will (i) retain its first priority security interest in 35.0% of the payable gold produced from Mount Milligan and all proceeds thereof, (ii) obtain a first priority security interest in 18.75% of the payable copper produced from Mount Milligan and all proceeds thereof, and (iii) otherwise agree to subordinate its security interest in the Mount Milligan project on terms and conditions substantially similar to those contained in RGLD’s existing intercreditor agreement.

The Commitment Letter contains customary representations and warranties that each party made to each other. The assertions embodied in those representations and warranties are being made solely for the purpose of the Commitment Letter, which governs the contractual rights and relationships, and allocates risks, among the parties thereto, and may be subject to important qualifications and limitations agreed to by RGI and Centerra in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from that which may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties made by the parties to the Commitment Letter as statements of factual information at the time they were made or otherwise.

Item 7.01	Regulation FD Disclosure.

On July 5, 2016, RGI announced the entry into the Commitment Letter. The press release is furnished as Exhibit 99.1 hereto. Also furnished herewith as Exhibit 99.2 is a presentation that accompanied a conference call held on July 5, 2016.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated July 5, 2016 regarding entry into the Commitment Letter.
99.2	Presentation dated July 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: July 5, 2016	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 5, 2016 regarding entry into the Commitment Letter.
99.2	Presentation dated July 5, 2016.

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